            Exhibit 10.4

Executive Incentive Compensation Program

PURPOSE

The Executive Incentive Compensation Program (“EICP” or the “Program”) of Charles River Laboratories, Inc. (the “Company”) is designed to focus corporate officers, senior-level management and other key employees on the achievement of organizational, financial and operational goals that have been identified as important for the success of the Company. The Program is also intended to attract and retain talented individuals with desired skills in a competitive labor market.
DEFINITIONS
As used herein, the following terms shall have the following meanings:
“Annual Base Salary” refers to a Participant’s base rate of pay, annualized, as of the last day of the Program fiscal year. It does not include any additional payments that may have been made such as commissions, bonus payments, overtime pay or imputed income.
“Award Amount” is a dollar amount determined for each Participant by multiplying the Participant's Annual Base Salary by their Award Percentage for each performance measure. The Award Amounts for each performance measure are then aggregated to determine the total Award Amount.
“Award Percentage” is a percentage of the Target Percentage determined for each Participant by multiplying his or her Target Percentage by his or her actual performance rating at the end of a Program Year.
“Participant” means an employee of the Company who is eligible to participate in the EICP.
“Program Year” means the applicable Company fiscal year.
“Target Award” means a Participant’s targeted award amount which is determined by multiplying the Participant’s Annual Base Salary by his or her Target Percentage.
“Target Percentage” is a pre-determined percentage of a Participant’s Annual Base Salary. Target Percentages are determined based on a Participant’s salary grade at the end of a Program Year. Salary Grades of 88 through 93 and equivalent grades receive a single Target Percentage.
“Target Percentage Range” is a range of Target Percentages of a Participant’s Annual Base Salary. Target Percentage Ranges are determined based on a Participant’s salary grade at the end of a Program Year. Salary Grades of 94 and above receive a Target Percentage Range.
ELIGIBILITY
Regular, full-time employees who hold a position with a U.S. salary grade of 88 or higher (or current or future salary grade equivalents) are eligible to participate in the Program. In addition, in order to be eligible for participation in the Program, employees must be hired or promoted into an eligible salary grade position on or before June 30th of the applicable Program Year. Employees hired or promoted into an EICP eligible Salary Grade position on or after July 1st of a Program Year are eligible to participate in the Program the following fiscal year.
Employees, who participate in the Company’s Technical Incentive Compensation Program (TICP) or other Company-approved bonus/incentive programs, including sales commission plans, are specifically excluded from participation in the EICP.

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            Exhibit 10.4

The Company's Chairman, President and Chief Executive Officer has the right to exclude otherwise eligible employees from the Program if they are eligible for alternate forms of incentive compensation (e.g., participation in a post-acquisition earn-out).
Participants who move from one eligible salary grade to another during the Program Year will participate on a full-year basis at the Target Percentage or Target Percentage Ranges, as applicable, corresponding to their new salary grade. Target Percentages and Target Percentage Ranges may be modified at the discretion of the Compensation Committee for individual Participants or salary grades.
PERFORMANCE MEASURES
Early in each Program Year, Participants are assigned financial and/or operational objectives which are established annually by the Company’s Chairman, President and Chief Executive Officer and, in the case of Corporate Officers of the Company, are reviewed and approved by the Compensation Committee of the Board of Directors.
Each Participant's performance during the Program Year is measured against financial or other approved goals established for the Company, function and/or business unit(s) overseen or supported by the Participant. Company, function and/or business unit objectives are weighted to reflect their priority and to ensure that incentives are appropriately aligned with business objectives. Financial performance measures underlying Program targets for each Program Year are reviewed and approved annually in conjunction with the annual budget review process by the Company’s Chairman, President and Chief Executive Officer; the Company’s Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer; the Board of Directors; and, as required, by the Compensation Committee.
Participants who are promoted and/or transferred during the Program Year and whose responsibilities are significantly modified may have their performance objectives modified, subject to the review and approval by the Company’s Chairman, President and Chief Executive Officer and, as required, by the Compensation Committee.
AWARD CALCULATIONS
A Participant’s Award Percentage is determined by evaluating actual performance against targeted objectives. Performance which falls below targeted objectives by a specified percentage, total dollar amount or other approved performance measures results in a zero performance rating, while performance which exceeds targeted objectives by a specified percentage, total dollar amount or other approved performance measures equates to a 250% performance rating (i.e., an EICP Award Percentage that is two and one half times the Participant’s targeted percentage). These specified performance parameters establish the slope along which pay for performance is determined. Annual payouts for performance which exceed targeted objectives are subject to a cap equal to a maximum of 250% of target. However, if total Company performance for a given Program Year exceeds the maximum of the performance range established by the Board of Directors for that Program Year, 30% of the excess amount is made available for the Chairman, President and Chief Executive Officer to make upward modifications to the Award Percentages of certain Participants, at his discretion, subject to the limitation that any total Award Amount is capped at a payment level equal to 300% of target.
At the discretion of the Company’s Chairman, President and Chief Executive Officer and with the concurrence of the Compensation Committee, a Participant’s calculated Award Amount may be modified, upward or downward, if it is determined that the calculated amount does not accurately reflect actual performance.
AWARD PAYMENTS
Award Amount payments will be made to each Participant no later than 2 ½ months after the end of each Program Year.

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            Exhibit 10.4

TERMINATION OF EMPLOYMENT
In the event a Participant resigns or if the Participant’s employment with the Company terminates for any voluntary or involuntary reason other than retirement, death, or disability at any time prior to the actual distribution of EICP Award Amounts for a Program Year, such employee is no longer considered to be a Participant in the Program as of the date of employment termination and is not eligible to receive any Award Amount for such Program Year.
If a Participant’s employment with the Company terminates due to his or her death, disability or retirement prior to the end of a Program Year and the Participant had at least six months of service to the Company during such Program Year, the Participant (or the Participant’s beneficiary or estate in the event of death) may receive a pro rated Award Amount for such Program Year at the discretion of the Company’s Chairman, President and Chief Executive Officer and the Corporate Executive Vice President of the Participant’s department and/or business unit. Pro-rated Award Amounts will be determined based upon the Participant’s actual period of active employment during the Program year. Severance periods and periods of leaves of absence will not count toward satisfaction of such 6-month service requirement or, if applicable, the computing of any pro-rated payment.
If a Participant’s employment with the Company terminates due to his or her death, disability or retirement after the close of a Program Year but prior to the actual distribution of Award Amounts, the Participant (or the Participant’s beneficiary or estate in the event of death) will be awarded his or her full Award Amount for the Program Year.
In the event a Participant’s employment with the Company is terminated because of a facilities shut-down, full or partial business unit divestiture, or similar action resulting in the termination of a Participant’s employment, the Company shall not be obligated to pay any Award Amounts to an affected Participant as a consequence of such employment termination.
AWARD APPROVAL
Final Award Amounts for all Participants are submitted to the Company’s Chairman, President and Chief Executive Officer for review. The Chairman, President and Chief Executive Officer then reviews and approves submissions relating to non-officer Participants, and submits to the Compensation Committee his final Award Amount recommendations for Company Corporate Officers, as well as any proposed Award Amount modifications. The Chairman, President and Chief Executive Officer may, at his discretion, modify any proposed final Award Amounts prior to submitting them to the Compensation Committee. The payment of Award Amounts to Company Officers and all award modifications are subject to the review and approval of the Compensation Committee.
RECOUPMENT
Award Amounts paid to Participants under the Program are subject to recoupment in accordance with the Company’s Corporate Governance Guidelines, as may be revised from time to time, and/or any other recoupment, clawback or similar policy that may be approved by the Board of Directors of the Company or any committee thereof.
PROGRAM ADMINISTRATION
The Compensation Committee of the Board of Directors is responsible for the overall administration of the Program. The Committee reviews and approves the standards and financial objectives underlying the Program prior to its implementation for each Program Year. The Committee may delegate the ongoing oversight and handling of routine administrative matters under the Program to the Company's Corporate Executive Vice President, Human Resources, General Counsel & Chief Administrative Officer. The Compensation Committee has the authority to alter or terminate the Program at any time, and no Participant has any rights with respect to an incentive award payable under the Program until it has actually been paid to the Participant.
Any questions pertaining to the Program design, eligibility, calculation of Award Amounts, or other procedures should be directed to the Company's Corporate Executive Vice President, Human Resources, General Counsel & Chief Administrative Officer.

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            Exhibit 10.4

APPROVED:

/s/ James C. Foster ____________________            Date: 11/30/2015_______________
James C. Foster
Chairman, President & CEO

/s/ David P. Johst______________________            Date: 11/19/2015_______________
David P. Johst
Corporate Exec. V.P., Human Resources
General Counsel & Chief Administrative Officer

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